EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-83940 on Form S-8 of our report dated December 22, 2009, relating to the statements of net assets available for benefits of the HF Financial Corp. Retirement Savings Plan, as of June 30, 2009 and 2008 and the related statement of changes in net assets available for benefits for the year ended June 30, 2009, which report appears in the fiscal 2009 annual report on Form 11-K of the HF Financial Corp. Retirement Savings Plan.

EIDE BAILLY LLP

Minneapolis, Minnesota
December 22, 2009